UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2009 (January 22, 2009)
ALSERES PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

239 South Street, Hopkinton, Massachusetts	01748

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
     Effective as of December 28, 2006, Alseres Pharmaceuticals, Inc. (the “Company”) entered into a license agreement (the “License Agreement”) with BioAxone Therapeutic, Inc. (“BA”) pursuant to which the Company licensed the exclusive, worldwide rights to develop and commercialize fusion proteins and in particular, Cethrin®, the patents and know-how related to which was owned or controlled by BA.
     On January 22, 2009, the Company received written notice by courier from BA alleging that the Company had failed to meet one of the performance milestones in the License Agreement required to have been met on or before January 1, 2009. This notice purported to terminate the License Agreement and seeks payment of a $2 million penalty from the Company to BA for such purported failure and requests that the Company transfer to BA its rights to the Master Cell Bank and all Licensed Intellectual Property (each as defined in the License Agreement).
     The License Agreement provides for a series of performance milestones any of which, if not achieved by the Company in the timeframes agreed in the License Agreement, could form the basis of a claim for compensation to BA and possibly the termination of some or all of the Company’s rights under the License Agreement. The License Agreement further provides the Company with relief from its performance obligations in the event that such performance is effectively rendered impossible due to safety or efficacy issues with Cethrin® during its development.
     The Company believes that the purported termination is without effect since the Company’s performance obligations under the License Agreement are specifically excused based on prior discovery that the Master Cell Bank from which Cethrin is manufactured contains an animal derived contaminant rendering it (a) not in compliance with the requirements of Current Good Manufacturing Practices and (b) a safety risk for Cethrin. The Company has notified BA of the contamination issue and its position that the purported termination and demand for payment is considered to be without effect.
     The License Agreement provides for all disputes arising out the License Agreement to be settled by binding arbitration. The Company plans to aggressively pursue this course of action.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alseres Pharmaceuticals, Inc.
Date: January 28, 2009	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer